EMC
METALS CORP.
The Specialty Metals Company

Via email: georgeputnam@comcast.net

April 21, 2010

GEORGE PUTNAM
42 Tam O'Shanter Road
Alamo, CA 94507

Dear George:

Re: Offer of Employment

I am very pleased to confirm our offer to you of the position of President & Chief Executive Officer of EMC Metals Corp. and its subsidiaries (collectively the "Company").

The key terms and conditions of our offer are outlined in this letter. We anticipate incorporating these terms and conditions into a definitive Executive Employment Agreement suitable for the position, which we both agree to use our best efforts to finalize prior to the commencement of your employment.

- Your employment will begin on May 1, 2010, or such other date as mutually agreed by us.

- Your salary will be USD $200,000 per year, paid consistent with the Company's payroll practices. Following one year of service the Company's Compensation Committee will consider you for a performance based bonus based on specified criteria to be established by us, and following two years of service the Company's Compensation Committee will review your salary for upwards adjustment.

- On your start date, you will be granted 2,000,000 stock options, on and subject to the terms and conditions of the Company's Stock Option Plan. Your options will have a five year term, and the exercise price will be the market price on the date of grant. Your options will vest as follows: 20% on grant, and the remaining 80% in four equal instalments every six months beginning six months from the date of grant. Future grants will be at the discretion of the Company's Compensation Committee.

Suite 1100, 888 Dunsmuir Street
Vancouver, BC, Canada V6C 3K4
www.emcmetals.com

William B. Harris
Chairman
(917) 282-9413
wmbharris@aol.com

GP

- Your duties and responsibilities as President & Chief Executive Officer will include (subject to the direction of the Board)·

    - formulating and implementing the Company's mission statement;

    - acting as the principal public relations officer of the Company;

    - approving corporate policies, mandates, and salary and wage structures;

    - directing, managing, supervising and controlling the business, affairs and property of the Company, including but not limited to

        - managing and coordinating the business operations and activities of the Company and its divisions and subsidiaries,

        - promulgating, approving and implementing operating plans and administrative policies and fostering economy throughout the Company and its divisions and subsidiaries, and

        - approving the addition, elimination and/or modification of management and non-management positions and related personnel within the Company and its divisions and subsidiaries;

    - performing any and all other duties as you shall deem necessary or appropriate for the efficient management and operation of the Company's business; and

    - such other duties and responsibilities as designated by the Board.

- You will report and be responsible to the Chairman and the Board of Directors of the Company.

- You agree serve as a Director of the Company for so long as you hold the positions of President & Chief Executive Officer.

- You will be entitled to 20 days paid vacation at such times as mutually agreed by the Company and yourself.

- Your services will be primarily performed at the Company's principal office in Vancouver, British Columbia, your home office in Alamo, California or at such office or location as agreed to by the Board.

- You will be reimbursed you for all reasonable expenses incurred in the furtherance of your duties while travelling or in the field on Company business, in accordance with the Company's standard practices. The Company will also reimburse you for all reasonable out-of-pocket costs incurred by you for travel visas and work permits, and (at the election of the

GR

Company) either assist you in the preparation and filing of your Canadian tax returns or pay an outside accounting firm to prepare and file them for you.

- In the event that you are terminated without cause within the first year of your employment you will be paid a termination payment equal to six months' base salary. In the event that you are terminated without cause following your first year of employment, you will be paid a termination payment equal to six months' base salary plus one additional month of salary for each full year of service, to a maximum of twenty-four months.
- In the event that you are terminated following a change of control you will be paid a termination payment equal to three times your base salary.
- As President & Chief Executive Officer you will be subject to all of the Company's internal policies and practices.

Our offer, your appointment as President & Chief Executive Officer and your Executive Employment Agreement is subject to formal ratification by the Company's Board of Directors and/or its Compensation Committee, as appropriate.

George, it is my pleasure to extend this offer to you, and I look forward to you joining our team.

If the above terms and conditions of employment are acceptable, please sign at the bottom of this letter and return a copy to me before the close of business on April 23, 2010.

Yours very truly,

EMC METALS CORP.

William B. Harris, Chairman

Accepted and Agreed to as of
the 23 day of April, 2010 by:

George Putnam